Exhibit 10.1

Execution Version

Amendment to 2024 Prepayment Agreement

This Amendment (this “Amendment”) to the Prepayment Agreement entered into as of November 5, 2024 (the “2024 Prepayment Agreement”), is entered into by and between Globalstar, Inc., a Delaware corporation with its principal place of business at 1351 Holiday Square Blvd., Covington, Louisiana 70433, United States (“Supplier”) and Apple Inc., a California corporation with an address at One Apple Park Way, Cupertino, California 95014, United States (“Apple”).

This Amendment is effective as of April 13, 2026 (the “Amendment Effective Date”).

WHEREAS, pursuant to the 2024 Prepayment Agreement, Apple agreed, among other things, to make a prepayment of One Billion One Hundred Eleven Million Five Hundred and Thirty Thousand and Seven Hundred and Sixty Four United States Dollars (USD$1,111,530,764.00) to Supplier [*]. Except as otherwise provided, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the 2024 Prepayment Agreement;

WHEREAS, the parties have agreed to amend the 2024 Prepayment Agreement to increase the maximum amount of [*] by Four Hundred and Sixty Seven Million Five Hundred and One Thousand and Six Hundred and Nine United States Dollars ($467,501,609.00) to One Billion Five Hundred Seventy Nine Million Thirty Two Thousand and Three Hundred and Seventy Three United States Dollars ($1,579,032,373.00).

NOW, THEREFORE, in consideration of the promises herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Agreement

Supplier and Apple agree that the 2024 Prepayment Agreement shall be amended as follows:

1.           Amendments

1.1.       The parties hereby agree that the new maximum amount for [*] is One Billion Five Hundred Seventy Nine Million Thirty Two Thousand and Three Hundred and Seventy Three United States Dollars ($1,579,032,373.00).

1.2.        Section 2(a) is hereby amended and replaced by the following:

(a)          [*].

2.           Miscellaneous

2.1.       Remaining Terms and Conditions. All other terms and conditions of the 2024 Prepayment Agreement thereto remain in full force and effect. In the event of a conflict between the terms of the 2024 Prepayment Agreement and the terms of this Amendment, this Amendment will govern and shall be deemed to amend or modify the 2024 Prepayment Agreement.

2.2.       Complete Agreement. This Amendment along with the 2024 Prepayment Agreement, together with any documents referenced herein or therein constitute the complete and exclusive agreement between the parties superseding all contemporaneous and prior agreements (written and oral) and all other communications between them relating to its subject matter. The parties acknowledge that they are not relying on any written or oral agreement, representation, warranty, or understanding of any kind made by any of the parties or any employee or agent of the parties except the 2024 Prepayment Agreement.

2.3.        Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but which collectively constitute one and the same instrument.

2.4.        Governing Law; Jurisdiction and Forum. Section 5(j) of the 2024 Prepayment Agreement shall apply to this Amendment mutatis mutandis as if such provision was expressly incorporated herein.

Acknowledged and agreed by their duly authorized representatives.

Apple Inc.		Globalstar, Inc.

By:	/s/	By:	/s/ Rebecca S. Clary

Name: Customer Authorized Signatory		Name: Rebecca S. Clary

Title:		Title: Vice President & Chief Financial Officer

Date: April 13, 2026		Date: April 13, 2026

[Signature Page to Amendment to 2024 Prepayment Agreement]